Exhibit 2

DIRECTOR DESIGNATION RIGHT ASSIGNMENT AGREEMENT

This DIRECTOR DESIGNATION RIGHT ASSIGNMENT AGREEMENT (this “Agreement”), dated as of August 14, 2015, is by and among (i) Indaba Capital Fund, L.P. (the “Assignor”) and (ii) the funds managed by MAST Capital Management, LLC identified on Annex A hereto (such funds, collectively, the “Assignee”). All capitalized terms used herein without definition shall have the meanings given to them in the SPA (as defined below).

RECITALS

WHEREAS, Assignor is party to that certain Securities Purchase Agreement, dated as of June 28, 2013, by and among Unwired Planet, Inc.(the “Issuer”) and the investors party thereto (as such may be amended, supplemented or otherwise modified from time to time, the “Seller SPA”);

WHEREAS, Assignor, Assignee and the other persons signatory thereto are party to that certain Securities Purchase Agreement, dated as of the date hereof (as such may be amended, supplemented or otherwise modified from time to time, the “SPA”);

WHEREAS, pursuant to the SPA, Assignor proposed to assign to Assignee its right to designate an additional member to the Board of Directors of the Issuer pursuant to Section 7(b)(2) of the Seller SPA (the “Board Designation Right”).

WHEREAS, the Assignee desires to assume the Board Designation Right, subject to the terms and conditions set forth herein, in the Seller SPA and in the SPA.

NOW, THEREFORE, in consideration of the foregoing recitals (which are deemed to be a part of this Agreement), mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows

Section 1	Assignment and Assumption

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the terms of this Agreement, the Seller SPA and the SPA, as of the Transaction Settlement Date (as defined in the SPA), (i) the Board Designation Right and (ii) all other rights and privileges Assignor may have in connection with the Board Designation Right, including, without limitation, (a) subject to any limitations imposed by applicable law, Assignee’s representative on the Board shall be entitled to the same perquisites, including stock options, reimbursement of expenses and other similar rights in connection with such person’s membership on the Board as every other non-employee member of the Board and (b) the right to enforce the provisions of Section 7(b)(2) of the Seller SPA as if the Assignee were an original signatory thereto.

Section 2	Representations and Warranties

(a) Assignor. The Assignor (i) represents and warrants that (1) it is the legal and beneficial owner of the Board Designation Right, (2) the Board Designation Right is free and clear of any lien, encumbrance or other adverse claim, (3) it has the partnership power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (4) the execution and delivery of this Agreement by Assignor and the performance by Assignor of its obligations hereunder will not breach, or result in a default under, any material contract or material agreement to which Assignor is a party, including, without limitation, the Seller SPA, and (ii) assumes no responsibility with respect to (1) any statements, warranties or representations made in or in connection with the Seller SPA, (2) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Seller SPA, or (3) the financial condition of the Issuer.

(b) Assignee. The Assignee represents and warrants that (i) it has the limited liability company power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) from and after the Transaction Settlement Date, it shall be bound by the provisions of Section 7(b)(1) of the Seller SPA, and shall assume the Assignor’s obligations thereunder solely to the extent of the Board Designation Right, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Board Designation Right, (iv) it has received a copy of the Seller SPA, and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement, and (v) it will, independently and without reliance on the Assignor, and based on such documents and information as it shall deem appropriate at the time, make its own decisions in taking or not taking action in connection with the Board Designation Right.

Section 3	Miscellaneous

(a). Notices. From and after the Transaction Settlement Date, the Issuer shall provide all notices in connection with the Board Designation Right to Assignee at c/o MAST Capital Management, LLC, 200 Clarendon Street, 51st Floor, Boston, MA 02116, Attention Peter Reed and Adam Kleinman.

(b) General Provisions. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law thereof.

[Signature pages follow]

The terms set forth in this Agreement are hereby agreed to:

ASSIGNOR

INDABA CAPITAL FUND, L.P.

By:	Indaba Partners, LLC, its General Partner

By:	/s/ Derek C. Schrier
Name:	Derek C. Schrier
Title:	Managing Partner & CIO

ASSIGNEE

MAST CREDIT OPPORTUNITIES I MASTER FUND LIMITED

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Authorized Signatory

MAST OC I MASTER FUND, L.P.

By:	Mast OC I IA, LLC, its General Partner

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Authorized Signatory

MAST SELECT OPPORTUNITIES MASTER FUND, L.P.

By:	Mast Select GP, LLC, its General Partner

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Authorized Signatory

MAST ADMIRAL MASTER FUND, L.P.

By:	Mast Admiral GP, LLC, its General Partner

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Authorized Signatory

[Signature Page to Director Designation Right Assignment Agreement]

ANNEX A

Name of Fund

Mast Credit Opportunities Master Fund Limited

Mast OC I Master Fund, L.P.

Mast Select Opportunities Master Fund, L.P.

Mast Admiral Master Fund, L.P.

[Appendix A]